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December 9, 2003                    FOR IMMEDIATE RELEASE

Contacts:

Richard F. Bonini                   Mario S. Levis
Senior Executive Vice President     Senior Executive Vice
and Chief Financial Officer         President and Treasurer
Tel: (212) 329-3728                 Tel: (787) 474-6709

           CONTRARY TO ANNOUNCEMENTS BY CERTAIN U.S. MORTGAGE LENDERS
               DORAL FINANCIAL EXPECTS STRONG 2003 FOURTH QUARTER
                     AND REMAINS OPTIMISTIC REGARDING 2004

         San Juan, Puerto Rico, December 9, 2003 - Mr. Salomon Levis, Chairman of the Board and Chief Executive Officer of Doral Financial Corporation (NYSE:
DRL), indicated that contrary to recent reports regarding certain large U.S. mortgage lenders, the Company was experiencing record mortgage production levels in the fourth quarter as well as record gains from sales of mortgage loans. Mr. Levis anticipated that the Company's earnings for the quarter would meet or surpass published market expectations. Mr. Levis noted that 2003 had been a remarkable year for the Company with mortgage production exceeding previous record levels.

         Mr. Levis stated that demand in Puerto Rico for mortgage loans remained strong driven primarily by purchase loans for new housing and for refinance loans for debt consolidation purposes. Mr. Levis was also optimistic that 2004 would be another strong year for the Company in terms of mortgage production and earnings.

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FORWARD LOOKING STATEMENTS

         This press release contains certain "forward-looking statements" concerning Doral Financial's economic future performance. The word "expect", "anticipate", "should" and similar expressions are meant to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

         The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities, competitive and regulatory factors and legislative changes, could affect the Company's actual results for future periods to differ materially from those anticipated or projected.

         The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.